Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Maxeon Solar Technologies, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value	Other	1,484,079 (2)	$3.88(3)	$5,758,226.52	$153.10 per million dollars	$881.58
Total Offering Amounts					$5,758,226.52		$881.58
Total Fee Offsets							$0
Net Fees Due							$881.58

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional Ordinary Shares that may be offered or issued under the Registrant’s Amended and Restated 2020 Omnibus Plan, as amended and restated (the “Plan”) to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected with respect to the Ordinary Shares being registered.
(2)
Reflects an increase of 1,484,079 Ordinary Shares reserved for issuance under the Amended and Restated 2020 Omnibus Plan, as amended and restated, which increase was approved by the Registrant’s Board of Directors on September 17, 2025.
(3)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.88, which represents the average of the high and low price per share of the Registrant’s Ordinary Shares on September 11, 2025 as reported on the NASDAQ Global Select Market.